UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2013

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On December 27, 2013, Millennial Media, Inc. (the “Company” or “Millennial”) entered into a Commercial Lease (the “Lease”) with The Can Company, LLC, a Maryland limited liability company (the “Landlord”) .  The Lease is effective as of January 1, 2014, and replaces the Lease dated July 11, 2008 by and between the Company and Landlord, as amended to date (the “Existing Lease”).

The Lease is for approximately 96,000 square feet of space at the Company’s headquarters in Baltimore, Maryland. The Lease provides for the completion by the Landlord of certain construction improvements on the premises within a specified timeframe.  Under the Lease, the Company will occupy different areas of the premises during the construction phases, including the space it currently occupies under the Existing Lease, and will take delivery of the improved spaces over the course of calendar year 2014.  The term of the Lease ends on the tenth anniversary of the last day of the month in which Landlord delivers the last of the portions of the premises designated for construction improvements.  The Company’s initial annual base rent obligation is approximately $1.8 million, subject to increase over the initial term of the Lease.  The Company’s rent obligations are also subject to credits and abatements as described in the Lease. The Company has an option to renew the Lease for two renewal terms of five years each. If the Company exercises its option to renew the Lease, the rent may be reviewed and negotiated in good faith between the parties to determine the appropriate market rate at such time.

The foregoing summary of the Lease is not complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2014	MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Shin
Ho Shin
General Counsel and Chief Privacy Officer